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                                                                 EXHIBIT 3.13(a)

                            ARTICLES OF INCORPORATION
                                       OF
                                 CABLENET, INC.


         KNOW ALL MEN BY THESE PRESENTS: That the undersigned has this day voluntarily formed a corporation under and pursuant to the laws of the State of New Mexico, and does hereby certify:

                                    ARTICLE I

         That the name of said corporation shall be: CABLENET, INC.

                                   ARTICLE II

         That the initial registered office of said corporation shall be 1404 Luisa, Suite A, Santa Fe, New Mexico 87501.

                                   ARTICLE III

         That Charles E. Botefuhr, whose address is 1404 Luisa, Suite A, Santa Fe, New Mexico 87501 is designated as the initial registred agent therein and in charge thereof upon whom process against the corporation may be served.

                                   ARTICLE IV

         That the purposes for which said corporation is formed are:

         To engage in the general marketing sales and telecasting of media advertising of all manner and kind, including advertising insertion and video production services related thereto.

         To engage in any business not prohibited by law.

         To engage in the general business of investing or offering to invest money or property in any venture, business or endeavor of any type whatsoever which appears profitable to the corporation.

         To enter into, make, perform contracts of every kind, with any person, firm, association or corporation, municipality, country, county, territory, state or government and without limit as to amount, and draw, make, accept, endorse, discount, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or transferrable instruments and evidences in indebtedness, whether secured by mortgage, or otherwise, so far as may be permitted by the applicable laws.

         To carry on a financing service for the purpose of financing any customer who would need or require said financing service in connection with the other phases of the business as set forth herein.




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         To do any and all of the things therein set forth to the same extent as natural persons might or could do as principals, agents, contractors, trustees or otherwise, and whether alone, or in the company of others.

         The company shall have all the powers given, granted or conferred by virtue of the laws of the State of New Mexico, including all powers necessary to carry out the purposes of said company or which are incident thereto.

         To conduct in any lawful manner, the whole, or any part of the business described herein and to exercise all the powers necessary or convenient in and about the conduct and management of such business.

         To own and deal in all property necessary or convenient for any of the above-named purposes, whether such property shall be real, personal or mixed and the term "deal in" is construed as including acquisition, ownership, holding, leasing, selling or exchanging any or all of the above described properties, in accordance with the needs of the corporation.

         To do any and all other acts, things, business or businesses in any manner connected or calculated directly or indirectly to promote the interests of the corporation.

         And in carrying on its purposes for the purpose of obtaining or furthering any of its business, to do any and all acts and things and to exercise any and all other powers which natural persons could do as principals, agents, contractors, trustees or otherwise, whether alone or in the company of others or exercise and which now or hereafter may be authorized by law in part or in whole.

         Where not forbidden by law, to conduct any of the above described businesses or activities in other states or in foreign countries and have one or more offices out of this state and to hold, purchase, mortgage and convey real and personal property out of this state.

         The several clauses contained in this statement of purposes shall be construed as both purposes and powers and the statements contained in each clause shall be in no way limited or restricted by reference to or inference from the terms of any other clause, but shall be regarded as independent purposes and powers; and no recitation, expression or declaration of specific or special powers or purposes herein outlined shall be deemed to be exclusive; but it is hereby expressly declared that all other lawful powers not inconsistent herewith are hereby included.

                                    ARTICLE V

         The total authorized capital stock of the corporation shall be 50,000 shares of common stock with no par value and said shares, being common stock, to be one class only and each share shall carry full voting power and being unrestricted as to ownership, but subject to limitations upon transfer as set forth in the Bylaws of the corporation.

                                   ARTICLE VI

         The Corporation will not commence business until consideration of the value of at least One Thousand Dollars ($1,000.00) has been received for the issuance of its shares.



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                                   ARTICLE VII

         The name and post office address of the incorporator is:

         Charles E. Botefuhr
         1404 Luisa, Suite A
         Santa Fe, New Mexico 87501

                                  ARTICLE VIII

         The period limited for the duration of said corporation shall be perpetual.

                                   ARTICLE IX

         The directors to serve until the first annual meeting shall not be less than one (1) in number, which number may be increased as provided in the Bylaws, and the names and post office addresses of the said first directors thereof, who shall hold office until their successors are chosen or appointed are:

         Charles E. Botefuhr, 1404 Luisa, Suite A, Santa Fe, New Mexico 87501;

         An affidavit signed by each director consenting to being a director is on file with the Corporation. It is specifically provided that the directors of this corporation do not have to be stockholders.

         IN WITNESS WHEREOF, the incorporator has hereunto set his hand and seal this 12th day of November, 1992.


                                             ---------------------------
                                             CHARLES E. BOTEFUHR




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